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                                                                EXHIBIT (11)(i)

                        INVESTMENT ACCOUNTING AGREEMENT

       THIS AGREEMENT made and effective as of this 2nd day of January, 1996, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, having its principal place of business at 751 Broad Street, Newark, New Jersey 07102-3777 (the "Company"), on behalf of the separate accounts listed on Schedule I hereto, as it may be amended from time to time (each a "Registered Account" and collectively the "Registered Accounts"), and INVESTORS FIDUCIARY TRUST COMPANY, a state chartered trust company organized and existing under the laws of the State of Missouri, having its principal place of business at 127 West 10th Street, Kansas City, Missouri, 64105 ("IFTC").

       WHEREAS, each Registered Account is registered as an investment company under the Investment Company Act of 1940 (the "1940 Act"); and

       WHEREAS, IFTC performs certain investment accounting and recordkeeping services on a computerized accounting system (the "Portfolio Accounting System") which is suitable for maintaining certain accounting records of the Registered Accounts; and

       WHEREAS, the Company desires to appoint IFTC as investment accounting and recordkeeping agent for the Registered Accounts, and IFTC is willing to accept such appointment;

       NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. Appointment of Recordkeeping Agent. The Company hereby constitutes and appoints IFTC as investment accounting and recordkeeping agent for the Registered Accounts to calculate the values and, if applicable, unit values of the Registered Accounts and to perform certain other accounting and recordkeeping functions for the Registered Accounts as set forth more fully on Schedule II hereto and as required of such Registered Account under Rule 31a of the 1940 Act with respect to portfolio transactions.

2. Representations and Warranties of the Company. The Company hereby represents, warrants and acknowledges to IFTC:

       A. That it is a corporation duly organized and existing and in good standing under the laws of the State of New Jersey and that each Registered Account is registered under the 1940 Act; and

       B. That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into this Agreement; that it has taken all requisite action necessary to appoint IFTC as investment accounting and recordkeeping agent for the Registered Accounts; that this Agreement has been duly executed and delivered


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              by it; and that this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

3. Representations and Warranties of IFTC. IFTC hereby represents, warrants and acknowledges to the Company:

       A. That it is a trust company duly organized and existing and in good standing under the laws of the State of Missouri, provided, however, that it is considering merging with a newly-chartered trust company which would be the surviving entity of such merger and would continue the business of IFTC under the name Investors Fiduciary Trust Company;

       B. That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; that this Agreement has been duly executed and delivered by IFTC; and that this Agreement constitutes a legal, valid and binding obligation of IFTC, enforceable in accordance with its terms; and

       C. That the accounts and records maintained and preserved by IFTC shall be the property of the Company and that it will not use any information made available to it under the terms hereof for any purpose other than complying with its duties and responsibilities hereunder or as specifically authorized by the Company in writing.

4.     Duties and Responsibilities of the Company.

       A. The Company shall turn over to IFTC all of each Registered Account's accounts and records previously maintained which IFTC needs in order to fully and properly establish each Registered Account's general ledger and auxiliary ledgers on the Portfolio Accounting System, to accurately price each Registered Account's securities and foreign currency holdings (if any), to calculate their values and, if applicable, calculate their respective unit values, and to fully and accurately prepare reports and answers to requests pursuant to Section 5.F hereof. The Company shall also provide to IFTC any additional information (including but not limited to the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning the securities of the Registered Accounts) necessary for IFTC to fully and properly perform such duties and responsibilities on an ongoing basis to the extent such information is not readily available from generally accepted securities industry services or publications to be used by IFTC in performing its duties hereunder, as agreed upon in writing by IFTC and the Company from time to time. Such additional information shall be supplied in writing or its electronic or digital equivalent prior to the close of the New York Stock Exchange on each day on which IFTC prices the Registered Accounts' securities and foreign currency holdings.


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       B.     The Company shall pay to IFTC such compensation at such time as may from time to time be agreed upon in writing by IFTC and the Company. The initial compensation schedule is attached as Exhibit
              A. The Company shall also reimburse IFTC within 30 days for all reasonable out-of-pocket disbursements, costs and expenses reasonably incurred by IFTC in connection with services performed for the Company pursuant to this Agreement.

       C. The Company shall notify IFTC of any statutes, rules, regulations, requirements, or policies which relate to any Registered Accounts, and of any changes therein, which may materially impact IFTC's performance of its responsibilities described in Section 4.A, above, or its related operational policies and procedures as they relate to such Registered Accounts in a manner different from or in addition to the requirements of the National Association of Insurance Commissioners' accounting standards as applicable to insurance company separate accounts or investment companies registered under the 1940 Act in general.

       D. The Company shall provide to IFTC, as conclusive proof of any fact or matter which may reasonably be ascertained from the Company, a certificate signed by the Company's president or other officer, or other authorized individual, as requested by IFTC. The Company shall also provide to IFTC instructions with respect to any matter concerning this Agreement requested by IFTC. IFTC may rely upon any instruction or information furnished by any person reasonably believed by it to be an officer or agent of the Company and shall not be held to have notice of any change of authority of any such person until receipt of written notice thereof from the Company.

       E. The Company shall preserve the confidentiality of the Portfolio Accounting System and prevent its disclosure, except as required by law, to other than its own employees who reasonably have a need to know in connection with the use of the Portfolio Accounting System contemplated hereunder, and the Company shall use its best efforts to protect the rights of IFTC and IFTC's licensor in the Portfolio Accounting System. IFTC's licensor is intended to be and shall be a third party beneficiary of the Company's obligations and undertakings contained in this paragraph.

5.     Duties and Responsibilities of IFTC.

       A. IFTC shall calculate each Registered Account's value and, if applicable, unit value in accordance with instructions of the Company and its accountants and/or other advisors and the rules of the 1940 Act and the applicable prospectus. IFTC will price the securities and foreign currency holdings of the Registered Accounts for which market quotations are available by the use of outside services designated by the Company which are normally used and contracted with for this purpose; all


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              other securities and foreign currency holdings will be priced in accordance with the Company's instructions.

       B. IFTC shall prepare and maintain, with the direction and as interpreted by the Company or the Company's accountants and/or other advisors, in complete, accurate, and current form, all accounts and records needed to be maintained as a basis for calculation of each Registered Account's value, and, if applicable, unit value, and such other accounts and records as may be agreed upon by the parties in writing. IFTC shall preserve such records in the manner required by law until termination of this Agreement, except as otherwise approved by the Company in writing.

       C. IFTC shall make available to the Company and its authorized representatives for inspection or reproduction within a reasonable time, upon demand, all accounts and records of the Company maintained and preserved by IFTC.

       D. IFTC shall be entitled to rely conclusively on the completeness and correctness of any and all accounts and records turned over to it by the Company.

       E. IFTC shall assist the Company's independent accountants or any regulatory body in any requested review of the Company's accounts and records maintained by IFTC, provided that written instructions to do so are furnished to IFTC by the Company. IFTC shall be reimbursed by the Company for all reasonable expenses and employee time invested in any such review outside of routine and normal periodic reviews.

       F. Upon receipt from the Company of any necessary information or instructions, IFTC shall provide information from the books and records it maintains for the Company (i) that the Company needs for completing Schedule D of the Annual Statement of the National Association of Insurance Commissioners, tax returns, questionnaires, or periodic reports to clients, (ii) that the Registered Accounts' investment adviser needs for compliance with the requirements of Rule 204-2 under the Investment Advisers Act of 1940, as amended, and (iii) that the Company may need for such other reports and information requests as the Company and IFTC shall agree upon from time to time.

       G. Additional Registered Accounts may be added to this Agreement, provided that IFTC consents to such addition. Rates or charges for each additional Registered Account shall be as agreed upon by IFTC and the Company in writing.

       H. IFTC shall not have any responsibility hereunder to the Company, the Company's clients or any other person or entity for moneys or securities of any Registered Account, whether held by the Company or custodians of the Company.


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       I.     IFTC agrees that, except as otherwise required by law, IFTC will keep confidential all records of and information in its possession relating to the Registered Accounts and will not disclose the same to any person except at the request or with the consent of the Company.

       J. IFTC may not, except with the express written consent of the Company in each instance, use the name of the Company or any Company affiliate in advertising, publicity or similar materials distributed to existing or prospective clients.

       K. IFTC shall continuously maintain adequate insurance coverage appropriate for its duties and responsibilities under this Agreement.

6. Indemnification. IFTC shall not be responsible or liable for, and the Company shall indemnify and hold IFTC harmless from and against, any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities, which may be asserted against or incurred by IFTC or for which it may be liable, arising out of or attributable to:

       A. IFTC's action or omission to act pursuant hereto, except for any loss or damage arising from IFTC's failure to perform its obligations hereunder and/or any negligent act or willful misconduct of IFTC.

       B. IFTC's payment of money as requested by the Company, or the taking of any action which might make IFTC liable for payment of money; provided, however, that IFTC shall not be obligated to expend its own moneys or to take any such action except in IFTC's sole discretion.

       C. IFTC's good faith reliance upon any instructions, advice, notice, request, consent, certificate or other instrument or paper appearing to it to be genuine and to have been properly executed.

       D. IFTC's good faith reliance on the advice or opinion of counsel for the Company (which will be obtained at the Company's expense) or its own counsel (which will be obtained at IFTC's own expense), or on the instructions, advice and statements of the Company, the Company's accountants and officers or other authorized individuals.

       E. The purchase or sale of any securities or foreign currency positions. Without limiting the generality of the foregoing, IFTC shall be under no duty or obligation to inquire into:


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              (1)    The validity of the issue of any securities purchased by or for any Registered Account, or the legality of the purchase thereof, or the propriety of the purchase price; or

              (2) The legality of the sale of any securities by or for any Registered Account, or the propriety of the sale prices

       F. Any error, omission, inaccuracy or other deficiency in any Registered Account's accounts and records or other information provided by or on behalf of the Company to IFTC, or the failure of the Company to provide, or provide in a timely manner, any accounts, records, or information pursuant to Section 4.A hereof.

       G. Any defect in, failure of performance of or unavailability of any computer system or application provided to IFTC by or on behalf of the Company or any error, omission, inaccuracy or other deficiency in the information thereby supplied to IFTC.

       H. Any error, omission, inaccuracy or other deficiency in the records or other information provided by any custodian of a Registered Account which is not affiliated with IFTC (a "nonaffiliated custodian"), or the failure of any such nonaffiliated custodian to provide in a timely manner any information which such nonaffiliated custodian is to provide IFTC on behalf of the Company for purposes of Section 4.A hereof, except to the extent attributable to any negligence or willful misconduct by IFTC.

7. Limitation of Damages. Notwithstanding anything herein to the contrary, as between the parties IFTC shall not be liable for consequential, special or punitive damages in any event other than cases of IFTC's gross negligence.

8. Force Majeure. IFTC shall not be responsible or liable for its failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: governmental or exchange action, war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes not involving the IFTC work force, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection; provided, however, that IFTC agrees to maintain a reasonable disaster recovery program designed to minimize any loss of data or service interruption from such causes.

9. Procedures. IFTC and the Company may from time to time adopt procedures as they agree upon, and IFTC may conclusively assume that any procedure approved or directed by the Company or its accountants or other advisors does not conflict with or violate any requirements of its charter or bylaws, any applicable law, rule or regulation, any


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       Registered Account's prospectus, or any order, decree or agreement by which it may be bound.

10. Term and Termination. The initial term of this Agreement shall be a period of one year commencing on the effective date hereof. This Agreement shall continue thereafter until terminated by either the Company or IFTC by notice in writing received by the other party not less than one hundred twenty (120) days prior to the date upon which such termination shall take effect. Upon termination of this Agreement:

       A. The Company shall pay to IFTC its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date, except to the extent such fees, compensation, disbursements, costs and expenses are being disputed by the Company in good faith.

       B. The Company shall designate a successor (which may be the Company) by notice in writing to IFTC on or before the termination date.

       C. IFTC shall deliver to the successor, or if none has been designated, to the Company at IFTC's office, all records, funds and other properties of the Company deposited with or held by IFTC hereunder. In the event that neither a successor nor the Company takes delivery of all records, funds and other properties of the Company by the termination date, IFTC's sole obligation with respect thereto from the termination date until delivery to a successor or the Company shall be to exercise reasonable care to hold the same in custody in its form and condition as of the termination date, and IFTC shall be entitled to reasonable compensation therefor, including but not limited to all of its out-of-pocket costs and expenses incurred in connection therewith; provided, that IFTC shall not be required to maintain and preserve any records of the Company for more than ninety (90) days after the termination date.

11. Notices. Notices, requests, instructions and other writings addressed to the Company c/o The Prudential Asset Management Company, 71 Hanover Road, Florham Park, New Jersey 07932 or at such address as the Company may have designated to IFTC in writing, shall be deemed to have been properly given to the Company hereunder; and notices, requests, instructions and other writings addressed to IFTC at its offices at 127 West 10th Street, Kansas City, MO 64105, Attn: Allen Strain, or to such other address as it may have designated to the Company in writing, shall be deemed to have been properly given to IFTC hereunder.

12. Limitation of Account Liability. Each Registered Account shall be regarded for all purposes as a separate party apart from each other. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to a Registered Account or the Company shall be deemed to relate solely to the particular


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       Registered Account to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Registered Account constitute a right, obligation or remedy applicable to any other. The use of this single document to memorialize the separate agreement of IFTC and the Company with respect to each Registered Account is understood to be for clerical convenience only and shall not constitute any basis for joining any Registered Accounts for any reason.

13. Electronic Communications. If IFTC shall provide the Company direct access to the Portfolio Accounting System or if IFTC and the Company shall agree to utilize any electronic system of communication, the Company shall be fully responsible for any and all consequences of the use or misuse of the terminal device, passwords, access instructions and other means of access to such system(s) which are utilized by, assigned to or otherwise made available to the Company. The Company agrees to implement and use its best efforts to enforce appropriate security policies and procedures to prevent unauthorized or improper access to or use of such system(s). IFTC shall be fully protected in acting hereunder upon any instructions, communications, data or other information received by IFTC by such means as fully and to the same effect as if delivered to IFTC by written instrument signed by the requisite authorized representative(s) of the Company. The Company shall indemnify and hold IFTC harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability which may be suffered or incurred by IFTC as a result of the use or misuse, whether authorized or unauthorized, of any such system(s) by the Company or by any person who acquires access to such system(s) through the terminal device, passwords, access instructions or other means of access to such system(s) which are utilized by, assigned to or otherwise made available to the Company except to the extent attributable to any negligence or willful misconduct by IFTC.

14.    Miscellaneous

       A. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri, without reference to the choice of laws principles thereof.

       B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

       C. The representations and warranties, the indemnification extended hereunder, and the provisions of Section 4.E. are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.


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       D.     No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each party hereto.

       E. The failure of either party to insist upon the performance of any terms or conditions of this Agreement or to enforce any rights resulting from any breach of any of the terms or conditions of this Agreement, including the payment of damages, shall not be construed as a continuing or permanent waiver of any such terms, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver, release or discharge of either party's rights hereunder shall be effective unless contained in a written instrument signed by the party sought to be charged.

       F. The captions in this Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

       G. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       H. If any part, term or provision of this Agreement is determined by the courts or any regulatory authority to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

       I. This Agreement may not be assigned by either party without the prior written consent of the other; provided, that the merger described in Section 3.A hereof shall not be prohibited hereunder.

       J. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Company and IFTC.

       K. It is understood and agreed that IFTC will perform the services hereunder as an independent contractor, and that during the performance of the services, IFTC's employees will not be considered employees of the Company within the meaning or the application of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, workers' compensation insurance, industrial accident, labor or taxes of any kind.


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       L.     Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by either party hereunder shall not affect any rights or obligations of the other party hereunder.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective and duly authorized officers, to be effective as of the day and year first above written.

                                         INVESTORS FIDUCIARY TRUST COMPANY

                                         By: /s/ Allen Strain
                                            ------------------------------------
                                         Title: EVP
                                               ---------------------------------

                                         THE PRUDENTIAL INSURANCE COMPANY
                                         OF AMERICA

                                         By: /s/ Gerald A. Fanzetti
                                            ------------------------------------
                                         Title: Vice President
                                               ---------------------------------








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                                   SCHEDULE I

Accounts:

Prudential Variable Contract Account - 2
Prudential Variable Contract Account - 10
Prudential Variable Contract Account - 11

















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                                   SCHEDULE II

                     ACCOUNTING AND RECORDKEEPING FUNCTIONS

I.     Daily Procedures

       A. Provide Prudential Asset Management Company (PAMCo) personnel and/or the adviser(s) with a cash available balance within the agreed upon time frame.

       B. Reconcile the custodial bank account(s) and resolve any identified problems.

       C. Review trade activity transmitted to IFTC and ensure that all trades have been properly recorded onto the Portfolio Accounting System ("PAS"). Enter any trades received outside of the direct transmission from PAMCo personnel or the investment adviser(s) in the Portfolio Accounting System (PAS) before the close of business on the day received, if received by 4:00 p.m. CT. Reconcile trade activity to trade control reports received from the investment adviser(s).

       D. Reconcile aggregate shares and/or par value of each Account to the aggregate amounts shown on a holdings report provided by the investment adviser(s).

       E. Record the unitholder activity received from PAMCo onto the PAS. Reconcile the activity to reports received from PAMCo.

       F.     Review general ledger activity for reasonableness.

       G. Review sources of corporate action activity (i.e.; Wall Street Journal, Bloomberg Financial Markets, PAS reports) to determine if securities in the portfolio(s) are impacted. Record the necessary information to properly reflect the impact of the corporate action activity on the records of the portfolio(s).

       H. Perform market valuation on the portfolios that require daily valuation using the pricing services(s) identified by PAMCo.

       I. Transmit the required information to PAMCo for the unit value calculations within the time frame agreed to by both parties.

II.    Monthly Procedures

       A. Reconcile asset listing received from custodial bank(s) to the accounting records maintained on the PAS.



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       B.     Prepare monthly reporting package for PAMCo and investment adviser(s). This information will be provided to PAMCo within 4 business days after receipt of monthly reports from the PAS. Information will include:

              -      Analysis of monthly activity in significant accounts.
              -      PAS reports, as identified by PAMCo.
              -      Standard reporting information as requested by PAMCo.

       C. Perform monthly reconciliation to Prudential's statutory record-keeping system.

III.   Periodic Procedures

       A. Provide schedules supporting the investment records to respond to requests from external auditors on an "as needed" basis.

       B. Provide schedules to PAMCo supporting the investment records on an "as needed" basis.









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